Execution Copy

Exhibit 10.7

MINECODE LLC

LIMITED LIABILITY COMPANY INTEREST

PURCHASE AGREEMENT

February 14, 2007

Between

PRADYUMNA KUMAR SAMAL, a married man residing in the State of Washington, RAKESH KUMAR GARG, a married man residing in the State of Washington, and MANISH SAMADARSHI PRASAD, a married man residing in the State of Washington, as Sellers;

and

LONGTOP INTERNATIONAL INC., a corporation organized and operating under the laws of the State of Delaware,

as Purchaser.

TABLE OF CONTENTS

ARTICLE I Purchase and Sale of LLC Interests		5

Section 1.1	Sale of LLC Interests	5

ARTICLE II Purchase Price		5

Section 2.1	Payment at Closing	5

Section 2.2	Adjusted Working Capital	6

Section 2.3	Approved Liabilities	6

ARTICLE III Closing		7

Section 3.1	Closing Date	7

Section 3.2	Documents of Conveyance.	7

ARTICLE IV Representations and Warranties by the Members		7

Section 4.1	Representations and Warranties	7

A. Organization and Ownership of Company		7
B. No Violation		8
C. Financial Information		8
D. Title to and Sufficiency of Assets		9
E. Contracts		9
F. Governmental Licenses		9
G. Intellectual Property		10
H. Compliance With Laws; Litigation		10
I. Absence of Certain Transactions		10
J. Customers		11
K. Employee Matters		11
L. Insurance		13
M. Affiliate Transactions		13
N. Taxes		14
O. Assets Necessary to Conduct Business		14
P. No Foreign Operations, OFAC Requirements.		14
Q. Brokers		14
R. Due Diligence		14

ARTICLE V Representations and Warranties of the Purchaser		15

Section 5.1	Representations and Warranties	15

ARTICLE VI Covenants and Agreements		15

Section 6.1	Access and Investigation	15

i

Section 6.2	Books and Records; Personnel	15

Section 6.3	Corporate Name	16

Section 6.4	Taxes	16

Section 6.5	Noncompetition, Nonsolicitation and Nondisclosure	16

Section 6.6	Payment of Unapproved Liabilities	16

Section 6.7	Cash Flow Management	16

Section 6.8	Operation of the Microsoft Business	16

Section 6.9	Notification	17

Section 6.10	Consents	18

Section 6.11	Pre-Closing Reorganization	18

Section 6.12	Satyam Relationship	18

Section 6.13	401(k) Plan	18

ARTICLE VII Conditions to Closing; Termination		19

Section 7.1	Conditions to Purchaser’s Obligations	19

A. Accuracy of Representations		19
B. Members’ Performance		19
C. No Injunction		19
D. Consents		19
E. Due Diligence and Pre-Closing Reorganization		19
F. Employment Arrangements		19
G. Closing Deliverables		19

Section 7.2	Conditions to Members’ Obligations	20

A. Accuracy of Representations		20
B. Purchaser’s Performance		20
C. No Injunction		20

Section 7.3	Termination	20

A. Termination Events		20

Section 7.4	Procedures for Termination	20

Section 7.5	Effect of Termination	21

ARTICLE VIII Miscellaneous		21

Section 8.1	Entire Agreement; Amendment	21

Section 8.2	Amendments	21

Section 8.3	Successors and Assigns	21

Section 8.4	Counterparts	21

Section 8.5	Headings and Section References	21

Section 8.6	Waiver	21

Section 8.7	Expenses	22

Section 8.8	Notices	22

Section 8.9	Governing Law	22

Section 8.10	Severability	22

Section 8.11	“Knowledge”	22

Section 8.12	Rights of Third Parties	22

Section 8.13	Consent to Jurisdiction	22

Section 8.14	Indemnification: Survival of Representations and Warranties	23

A. Indemnification by Members		23
B. Indemnification by the Purchaser		23
C. Survival of Representations and Warranties		24
D. Limitation on Indemnification Liability in Certain Cases		24
E. Procedures		24

Section 8.15	Escrow; Offset	26

A. Escrow		26
B. Independent Remedies		26

Section 8.16	Publicity	26

Section 8.17	Certain Definitions and Interpretive Matters	26

A. Certain Definitions		26
B. Interpretive Matters		28
C. Use of the Term “Members”		29

Attachments:

Schedules:
A	Identification of Members
2.1	Payment Schedule
2.2	Calculation of Adjusted Working Capital
2.3	Approved Liabilities
3.2	Closing Checklist and Documents
4.1	Members’ Disclosure Schedules
4.1	(A)(i) Subsidiaries
4.1	(A)(ii)(1) Certificate of Formation and Amendments
4.1	(A)(ii)(2) Limited Liability Company Agreement
4.1	(B) Pre-Closing Reorganization Consents and Assets
4.1	(C) Financial Statements
4.1	(E) Contracts
4.1	(F) Licenses
4.1	(G) Indemnification Regarding Intellectual Property
4.1	(J)(i)Key Customers

4.1	(J)(ii) Key Suppliers
4.1	(K)(i) Employees and Benefits
4.1	(K)(ii) Company Plans
4.1	(L) Insurance
4.1	(M) Affiliated Transactions
6.3	Usage of Company Name
6.5	Form of Non-competition Agreement
6.12	Satyam Contract
7.1	(F)(i) Offer Letters to RKG, MSP and PC
7.1	(F)(ii) Resignation, Termination and Release of PKS
7.1	(F)(iii) Consulting Agreement of Pradyumna Kumar Samal
7.1	(F)(iv) Mutual Release Agreement
8.8	Notices

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

This LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT, dated February 14, 2007, by and among Longtop International Inc., a Delaware corporation (the “Purchaser”) with a mailing address of 100 Overlook Center, 2nd Floor, Princeton, New Jersey 08540, on the one hand, and each of the individuals identified as a “Member” on Schedule A hereto (each a “Member” and collectively the “Members” and sometimes referred to as the Sellers), on the other hand.

W I T N E S S E T H:

WHEREAS, Minecode LLC, a Washington limited liability company (the “Company”), is a US-based provider of services, including without limitation on-site and outsourced staff augmentation services to Microsoft Corporation, whether directly or indirectly through third party agents or other parties contracting with Microsoft Corporation, and including without limitation the business known internally and historically within the Company and externally as the Company’s “Microsoft Business” or “Microsoft Division” (the “Microsoft Business”); and

WHEREAS, the Members collectively own, beneficially and of record, all of the limited liability company equity interests of the Company (the “LLC Interests”); and

WHEREAS, the Members desire to sell to the Purchaser, and the Purchaser desires to purchase from the Members, all of the LLC Interests for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of LLC Interests

Section 1.1 Sale of LLC Interests. Each of the Members shall at the Closing sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser, and the Purchaser shall at the Closing purchase and acquire from each such Member, all of such Member’s right, title and interest in and to the LLC Interests.

ARTICLE II

Purchase Price

Section 2.1 Payment at Closing. In consideration of the Transfer to the Purchaser of the LLC Interests and of the other representations, warranties and covenants herein, the Purchaser shall: (a) pay to the Members an amount not to exceed US $10,150,000, such amount to be determined in accordance with Schedule 2.1 (the “Cash Payment”), and subject to Section 8.15(A); and (b) shall cause its ultimate parent company, Longtop Financial Technologies Limited (the “Parent Company”) to issue to the Members (at no further cost or consideration) up to 103,628 shares of its common shares (such shares, the “LT Shares”), such amount to be determined in accordance with Schedule 2.1 (the “Share Issuance”). The consideration payable in the form of the Cash Payment and the Share Issuance is referred to collectively as the “Purchase Price,” and shall be subject to further adjustment pursuant to Section 2.2. In addition, the allocation of the Purchase Price amongst the three Members shall also be determined in accordance with Schedule 2.1 hereto.

Section 2.2 Adjusted Working Capital. To the extent that the Adjusted Working Capital on the Closing Date is less than $800,000 (the “Benchmark,” and any such deficiency, the “Deficiency Amount”), then the Members shall pay to the Purchaser in cash the amount of such Deficiency Amount, pursuant to this Section 2.2, and to the extent that the Adjusted Working Capital at Closing is greater than the Benchmark (any such excess, the “Excess Amount”), then the Purchaser shall pay to the Members in cash the amount of such Excess Amount, pursuant to this Section 2.2. The term “Adjusted Working Capital” shall be the result, in dollars, of subtracting (1) all balance sheet liabilities of the Company as of the Closing Date including, in any event, any and all (a) outstanding payroll, vacation time, bonuses, and other benefits required to be accrued on the balance sheet of the Microsoft Business under GAAP; and (b) any Approved Liabilities; along with (c) the items described on Schedule 2.2; from (2) all accounts receivable of the Company, as of the Closing Date, but only to the extent such receivables are actually paid to the Company following the Closing Date but prior to June 30, 2007 (the “Determination Date”). Adjusted Working Capital shall be determined by the Purchaser in accordance with GAAP and consistent with the foregoing (including Schedule 2.2). The Purchaser shall notify the Members of its determination of the Adjusted Working Capital, and its computation of any Deficiency Amount or Excess Amount, as the case may be, as promptly as reasonably practical following the Determination Date (the “Purchaser Notice”). Any Deficiency Amount or Excess Amount required to be paid by the Members or the Purchaser, as the case may be, shall be so paid by wire transfer of immediately available funds, within thirty (30) days following the Purchaser’s delivery of the Purchaser Notice. Notwithstanding the foregoing, prior to the Determination Date, the parties shall consult from time to time in good faith as to whether the Adjusted Working Capital is reasonably determinable by the Purchaser in whole or in part prior to the Determination Date, with the goal of making partial payments of the Deficiency Amount or the Excess Amount if so determinable, but with the final reconciliation of the same to be made based on the final calculations by the Purchaser as of the Determination Date as aforesaid.

Section 2.3 Approved Liabilities. The Purchaser and the Members agree that it is their mutual intent and desire that the only Liabilities of the Company as of Closing be those expressly described and itemized, by type and amount, on Schedule 2.3 (collectively, the “Approved Liabilities”). In addition, as to any Liability listed on Schedule 2.3 as an Approved Liability arising under any Contract, such Liability shall constitute an Approved Liability under such Contract only to the extent arising from and after Closing in accordance with the terms of such Contract, and the Approved Liabilities shall not include, in any event, any Liability arising under the matters described on Schedule 4.1(G).

ARTICLE III

Closing

Section 3.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) will take place in Bellevue, Washington, on the date which is two (2) Business Days following the date upon which the conditions set forth in Article VII have been satisfied or waived (in the case of such waiver, by the party entitled to make such waiver), or such other date as may be agreed in writing by all parties hereto (the “Closing Date”), and shall be effective as of 12:01 a.m. local time on the Closing Date. All matters at the Closing shall be considered to take place simultaneously.

Section 3.2 Documents of Conveyance. The Members shall at the Closing deliver such certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement as set forth on Schedule 3.2 hereto (collectively with this Agreement, the “Closing Documents”). Each party further agrees that at or subsequent to the Closing, upon the written request of any other party, he or it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Members’ right, title and interest in and to the LLC Interests.

ARTICLE IV

Representations and Warranties by the Members

Section 4.1 Representations and Warranties. Each Member hereby jointly and severally represents and warrants to the Purchaser that:

A. Organization and Ownership of Company.

(i) The Company is a limited liability company duly organized under the Laws of the State of Washington and has the limited liability company power and authority to own, lease or otherwise hold the Assets and to carry on its business (including the Microsoft Business) as conducted through the Closing Date. Except as set forth on Schedule 4.1(A)(i), the Company has no subsidiaries. Each Member has all requisite power and authority to execute, deliver and perform this Agreement and the Closing Documents to which he is a party, and to consummate the Contemplated Transactions. The Closing Documents to which any Member is a party constitute valid and binding obligations of such Member enforceable against him in accordance with their respective terms.

(ii) The Company’s equity interests consist solely of member interests (described as “Units” under the Limited Liability Company Agreement referred to below), and the LLC Interests constitute all of the issued and outstanding member interests (and Units) of the Company. The LLC Interests were duly authorized and validly issued and are fully paid and non assessable and are not subject to any preemptive rights, capital calls or other obligations (which obligations would impair consummation of the Contemplated Transactions). The sole documentation setting forth the rights of the Members with respect to the Company or the LLC Interests consists of (1) the Company’s Certificate of Formation dated August 8, 2001, a correct and complete copy of which, together with all amendments, is attached as Schedule 4.1(A)(ii)(1)

hereto; and (2) the Minecode LLC Limited Liability Company Agreement dated January 1, 2005, a correct and complete copy of which is attached as Schedule 4.1(A)(ii)(2) hereto (such Certificate of Formation and Limited Liability Company Agreement collectively, “Charter Documents”). Neither any Member nor the Company is in breach of any obligations under the Charter Documents. There are no outstanding rights or options to acquire member interests of any other type of equity interest of the Company (which have not been waived or terminated in full), and neither the Company nor any Member is subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire any member interests or any other type of equity interest of the Company. No Member is entitled to the payment of any dividends or other distributions from the Company after the Closing Date on account of such Member’s ownership of LLC Interests on or before the Closing Date. The Members are the sole holders of record and sole beneficial owners of the LLC Interests, as set forth on Schedule A hereto, in each case free and clear of any Lien and with all rights to vote and transfer such LLC Interests without any restrictions. As a result of the Transfer of the LLC Interests to the Purchaser at the Closing hereunder, the Purchaser will have acquired full title to the LLC Interests, free and clear of all Liens, and will be the sole member and sole owner of the Company.

B. No Violation. Neither the execution and delivery by the Members of this Agreement or the other Closing Documents to be executed by the Members, nor the consummation by the Members of the Contemplated Transactions: (i) violates or will violate any Law applicable to any Member, the Company or the Microsoft Business; (ii) violates or will violate any Order applicable to any Member, the Company or the Microsoft Business; (iii) conflicts or will conflict with, or results or will result in a breach of or default or termination event under, the Company’s Charter Documents, or results or will result in any breach of or default or termination event under any Contract or License applicable to or affecting any Member, the Company, the Microsoft Business or the Assets; or (iv) results or will result in the imposition of any Lien on any of the LLC Interests or any Assets. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Transfer of the LLC Interests hereunder, or to the Company or the Microsoft Business in connection with the execution and delivery of this Agreement or the other Closing Documents or the consummation by the Members of the Contemplated Transactions other than the Contract Consents listed on Schedule 4.1(E). Schedule 4.1(B) accurately lists each and every consent, authorization, approval, registration or filing which is required to be obtained or made from or to any Governmental Entity or other party in order to effect the Pre-Closing Reorganization (as defined in Section 6.11) (collectively, “Pre-Closing Reorganization Consents and Filings”), and also lists all properties, rights, claims, contracts and assets, tangible or intangible, choate or inchoate, and wherever located, which are to be transferred to Minecode USA LLC (“Minecode USA”) pursuant to the Pre-Closing Reorganization (“Pre-Closing Reorganization Assets”).

C. Financial Information. Attached hereto as Schedule 4.1(C) are certain financial information of the Microsoft Business (collectively, the “Financial Information”) all of which (a) have been prepared in accordance with United States Generally Accepted Accounting Principles consistently applied throughout the periods involved (“GAAP”), except as otherwise noted therein and (b) present fairly, in all material respects, the financial position of the Microsoft Business and the Company (as applicable) at the dates indicated. The balance sheet of the Microsoft Business dated December 31, 2006, which is included within the Financial

Information is referred to herein as the “Current Balance Sheet.” The Company has no Liabilities other than those Liabilities which either (a) are set forth within the Current Balance Sheet; or (b) constitute Approved Liabilities; or (c) are being transferred to Minecode USA pursuant to the Pre-Closing Reorganization prior to Closing (and which Liabilities as described in this clause (c) shall not be Liabilities of the Company as of Closing). All accounts receivable within the Financial Information, and all accounts receivable to be included in Adjusted Working Capital at Closing have been or will be collected in full, free of any defense or claim of offset, and all such accounts receivable arose in the Ordinary Course of Business for the sale of goods or services by the Microsoft Business. The Company has properly accrued employee vacation and payroll within the Financial Statements, in accordance with GAAP.

D. Title to and Sufficiency of Assets. The Company has good and marketable title to all of the Assets, free and clear of all Liens. All Assets which constitute Fixed Assets, machinery or equipment are in good condition, normal wear and tear excepted. All Assets which constitute accounts receivable arose out of transactions in the ordinary course of business of the Microsoft Business consistent with past practice (“Ordinary Course of Business”) and all such accounts receivables reflect identifiable and collectible indebtedness of the applicable account debtor, not subject to any offset, defense, counterclaim or Lien. The Assets constitute all of the assets needed for the Purchaser to operate the Microsoft Business as conducted prior to Closing. Upon the completion of the Pre-Closing Reorganization, and at Closing, the Microsoft Business will be the only business conducted by the Company.

E. Contracts. Schedule 4.1(E) accurately lists, as of the Closing Date, each agreement, contract, commitment, or obligation (a “Contract”), whether written or oral and including all amendments thereto, to which the Company is currently a party or otherwise bound and which is not being transferred to Minecode USA pursuant to the Pre-Closing Reorganization. The Members have provided to the Purchaser true and correct copies of all such Contracts. With respect to each such Contract, each of the Company and the Members, to the knowledge of the Company and the Members, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the date hereof, and the Company is not (with or without the lapse of time or the giving of notice, or both) in default under any such Contract, and the Company has not received any notice of any default (whether monetary or nonmonetary) or termination of any such Contract from any other party thereto. Schedule 4.1(E) accurately lists every Contract Consent.

F. Governmental Licenses. Schedule 4.1(F) sets forth all permits, approvals, licenses and similar rights issued by any Governmental Entities (“Licenses”) currently held by the Company and such Licenses constitute all of the Licenses required for the conduct of the Microsoft Business as conducted prior to the Closing Date. The Company has not received notice of any Legal Proceeding nor, to the knowledge of the Company and the Members, has any such Legal Proceeding been threatened, to revoke, suspend or limit the rights of the Company under any of its Licenses, and the Company is in compliance in all respects with each of its Licenses.

G. Intellectual Property.

(i) The Company has no Business Intellectual Property, since it primarily provides on-site and outsourced staff augmentation services to Microsoft, whether directly or indirectly through third party agents or other parties contracting with Microsoft. Except as set forth on Schedule 4.1(G), the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property of any Person; and the Company has not granted or been granted any exclusive license of any kind in and to any Intellectual Property to or by any third party.

(ii) The Company has not interfered with, infringed upon or misappropriated any Intellectual Property of any Person, and the Company has never received any claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any such rights of any Person).

(iii) None of the processes, methodologies, trade secrets, research and development results, and other know-how included in any Intellectual Property of any Person to which the Company had access to, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company to any person other than employees, contractors, customers, representatives and agents of the Company who are parties to customary confidentiality and non-disclosure agreements with the Company.

(iv) As used herein: (1) the term “Business Intellectual Property” means all Intellectual Property which is owned, licensed or used by the Company, or which otherwise relates to the Microsoft Business, or which was developed or created in whole or in part by the Company, whether for its own usage or for third parties; and (2) the term “Intellectual Property” means all licenses, patents, copyrights, designs and drawings, engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, trade names, inventions and discoveries (whether patentable or not), computer software (whether in source code or object code form), and other similar rights, and all applications therefor and registrations thereof and all rights relating thereto, including rights to sue for past, present and future infringement or other violations of Intellectual Property.

H. Compliance With Laws; Litigation. The Company is in compliance with, and has in the past complied with, all Laws applicable to it or to the Microsoft Business, including without limitation any foreign, United States, state, local or other Laws relating to: (1) the protection of the environment or to the generation, transportation, storage or usage of any hazardous materials, toxic substances or any other materials; or (2) Taxes of any kind. Since January 1, 2002, there have been no Legal Proceedings pending or threatened against the Company or any predecessors or Affiliates of the Company or otherwise affecting the Assets or the Microsoft Business.

I. Absence of Certain Transactions. Since December 31, 2005, (i) the Company has caused the Microsoft Business to be operated only in the Ordinary Course of Business; and (ii) there has been no material adverse effect on the Company, the Microsoft Business (including without limitation the financial condition or prospects thereof) or the Assets.

J. Customers.

(i) Set forth on Schedule 4.1(J)(i) is a list of the active and inactive customers of the Microsoft Business, with aggregate amounts payable therefrom for each of the three fiscal years (“Key Customers”). The Company has not received notice from any Key Customer for 2006 terminating its relationship with the Company or indicating any material change in current or prospective purchase levels, nor does the Company have any reason to believe that any such Key Customer will materially reduce or alter its business relationship with the Company following the Closing, nor has any such Key Customer objected to or commented negatively upon the Contemplated Transactions. The only relationship with any Key Customer that is dependent upon any “minority-owned” or other designation of the Company is the relationship with Microsoft. The absence or change of any such designation resulting from the Contemplated Transactions will not negatively impact such relationship; provided, however, that the representation and warranty within this sentence will terminate upon Closing if the Sellers deliver to the Purchaser the Microsoft Consent (as defined in Section 7.1(D)) prior to or at Closing.

(ii) Set forth on Schedule 4.1(J)(ii) is a list of the active and inactive suppliers to the Microsoft Business, with aggregate levels of business with such suppliers for each of the three past fiscal years (“Key Suppliers”). The Company has not received notice from any Key Supplier for 2006 terminating its relationship with Company or indicating any material change in current or prospective supply levels, nor does the Company have any reason to believe that any such Key Supplier will materially reduce or alter its business relationship with the Company following the Closing, nor has any such Key Supplier objected to or commented negatively upon the Contemplated Transactions.

K. Employee Matters.

(i) Schedule 4.1(K)(i) accurately lists all of the Company’s current employees, along with the following information with respect to each such employee: (1) current salary or wages; (2) date of hire, commencement of service date, and length of service; (3) visa or immigration status, (4) whether such status has changed and, if so, when, along with the new status; (5) whether such employee has “H” immigration status, and if so the aggregate length of time remaining for employment within the US; (6) whether such employee is in the permanent residency process, and if so a brief description of the status of such process; (7) if applicable under immigration or labor Laws, the prevailing wage applicable to such employee; and (8) whether such employee provides services to the Microsoft Business (i.e., “MS”) or to other business of the Company (i.e., “Non MS”). All current and former employees of the Company have executed employment offer letters,, which includes non-disclosure and non-compete provisions in favor of the Company, provided, however, from time to time the Company has waived non-compete provisions but such waivers have not been granted to more than 5% of all of the Microsoft Business employees; and all contractors providing services to the Company have executed contractor services agreements; in each case in the respective forms provided to the Purchaser in response to its due diligence checklist.

(ii) Schedule 4.1(K)(ii) accurately lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of the Company and each other stock, bonus, incentive, health or welfare or other fringe benefit plan, program or arrangement to which (a) the Company is a party, contributes, sponsors or otherwise has any liability, or (b) any current or former employee of the Company (or beneficiary of such employee) is or may become entitled to a benefit as a result of his or her employment with the Company. All such plans are collectively referred to as the “Company Plans.” Each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). All contributions due and payable on or before the Closing Date in respect of any Company Plan have been made in full and proper form or adequate accruals have been provided. With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending. Each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a current favorable determination letter from the Internal Revenue Services and nothing has occurred since the date of the determination letter which could cause such plan to lose its qualified status. Neither Company nor Company’s Affiliates have breached any fiduciary rule of ERISA nor have any of them engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, in each case which would subject the Company to any Taxes, penalties or other liabilities under Code Section 4975 or ERISA Sections 409 or 502(i). No Company Plan has incurred any “accumulated funding deficiency” as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived). No Company Plan is a “multiemployer plan” within the meaning of Section 3(37)(A).

(iii) With respect to any Company Plan that is a “welfare plan” within the meaning of section 3(2) of ERISA, (a) each such Company Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare fund (within the meaning of Section 419 of the Code) that comprises part of any such Company Plan, there is no “disqualified benefit” (within the meaning of Section 4976(b) of the Code) that would subject Purchaser to a tax under Section 4976(a) of the Code, (c) any such Company Plan that is a “group health plan” (within the meaning of the Code) complies in all material respects and has been operated in material compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA, and (d) all Company Plans may be amended or terminated by Purchaser at any time on or after the Closing Date in accordance with their terms and to the extent permitted by applicable Law. The Company has no obligation with respect to any retiree medical or life insurance plan.

(iv) Except as set forth on Schedule 2.2, the consummation of the Contemplated Transactions or the Pre-Closing Reorganization will not entitle any employee or former employee of the Company to severance pay, change-in-control payments, or transaction bonuses, nor will it accelerate the time of payment or vesting, or increase the amount of compensation or benefits, including without limitation accrued vacation pay, due to any such employee or former employee.

(v) The Company has provided to the Purchaser true and complete copies of the following documents, as they have been amended to the date hereof, relating to the Company Plans: (a) all Company Plan documents or summaries thereof; and (b) the Form 5500, 5500-C or 5500-R for each Company Plan for the two most recent plan years.

(vi) The Company is not a party to or subject to any collective bargaining agreements. There are, and since January 1, 2002 have been: (a) no strikes or work slowdowns pending or, to the knowledge of the Members, threatened, against or affecting the Microsoft Business or the Company; or (b) no applications for certification of a collective bargaining unit.

(vii) Without limiting the foregoing: (1) the Company has at all times complied with all employment, ERISA, immigration, visa, subcontractor and similar Laws with respect to its past and present employees and subcontractors and any matters relating to such employment or subcontracting arrangements; (2) the Company has completed and has on file an Employment Verification Form (Form I-9), and the information therein is true and complete; (3) the Company has completed and has on file a Labor Condition Application for each of past and present employees with H1-B immigration status, and the information therein is true and complete, (4) the Company has maintained properly, and in accordance with all Laws, supporting documentation and “e-filings” with respect to all past and present employees within the permanent residency process; and (5) all subcontractors of the Company have been and are properly classified as such, and no such subcontractors would be considered employees under applicable Laws.

L. Insurance. All policies of insurance relating to the Microsoft Business with respect to any periods which include the Closing Date are valid and enforceable and in full force and effect, and are listed and described on Schedule 4.1(L). All premiums, including any current or retrospective premiums or other like arrangement with respect to such policies of insurance which are currently maintained, have been paid when due with respect to all periods prior to the date hereof. No notice of cancellation or termination has been received by the Company with respect to any such policy of insurance and no claim relating to the Microsoft Business is currently reserved or, to the knowledge of the Company, should be reserved, under any such policy of insurance (excluding provisional notices of prospective non-renewal for insurance policies which are routinely sent, not in response to any specific casualty event or loss history, by insurance companies within a certain period before such policy would normally expire).

M. Affiliate Transactions. Except as set forth on Schedule 4.1(M), the Company has not purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, or made any payments to, any employee (except with respect to remuneration for services as an officer, director or employee or distributions as a member), member, officer or director, or any Affiliate, spouse, child or other relative of any of the foregoing. The Company does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the Ordinary Course of Business), and none of the foregoing owes any amount or has any contractual obligation to the Company. All distributions to the Members have been made in accordance with the Company’s Charter Documents. The arrangements described on Schedule 4.1(M) will be terminated prior to Closing or transferred to Minecode USA, in any case with no Liability to the Company. To the knowledge of the Members, the Company has no claims against any of the Members (other than those created by or arising from the Contemplated Transactions).

N. Taxes. All Tax Returns required to be filed by the Company have been filed on a timely basis under applicable Laws, and all such Tax Returns were complete and accurate as filed in all respects. All Taxes shown as owing on each such Tax Return and all other Taxes have been paid when due. The Company has always been treated as a partnership for all US federal, state and local Tax purposes (except that the Company was treated as a sole proprietorship for tax year 2004 but such matter has not resulted in and will not result in any Liability to the Company) and it has never made a “check-the-box” election or other request to be taxed as a corporation. There are no Liens on the Company, the Assets or the LLC Interests that arose in connection with the failure (or alleged failure) to pay Taxes. The Company has never filed with the Internal Revenue Service or any other Governmental Entity any agreement or waiver extending any statute of limitations, or a consent under Section 341(f) of the Code or applicable law, and there are no pending audits, issues, examinations, asserted deficiencies or claims for additional taxes or interest or penalties thereon in connection with the Company, the Microsoft Business or the Assets by or before Governmental Entity (nor is there a basis for any of the foregoing). The Company has withheld and paid all Taxes required to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, member or other third party.

O. Assets Necessary to Conduct Business. The Assets comprise all of the assets necessary for the Purchaser to operate the Microsoft Business as conducted by the Company as of the Closing Date.

P. No Foreign Operations, OFAC Requirements All of the Assets (which are in tangible form) are located at, and the Microsoft Business is now and has at all times in the past been conducted solely from, the Company’s offices in Bellevue, Washington. Neither the Company nor any of the Members, nor to the Members’ knowledge any current or former employee or subcontractor of the Company, is a Prohibited Person under, and Company and the Microsoft Business is in compliance with, any and all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and any laws relating to terrorism or money laundering including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”), and the Money Laundering Control Act (18 United States Code Sections 1956 and 1957).

Q. Brokers. Neither the Company nor any Affiliate of the Company has entered into any Contract which will cause the Purchaser to become obligated for any broker’s, finder’s or other similar fee or commission in connection with this Agreement or the consummation of any of the Contemplated Transactions.

R. Due Diligence. The Company has provided to the Purchaser all information or materials requested within the Purchaser’s due diligence checklist submitted to the Company (to the extent such information or materials are available to or in the control of the Company using best efforts).

Article V

Representations and Warranties of the Purchaser

Section 5.1 Representations and Warranties. The Purchaser represents and warrants to the Members that: The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the Contemplated Transactions have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Members, this Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

Article VI

Covenants and Agreements

Section 6.1 Access and Investigation. Prior to the Closing, the Members will cause the Company to afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the facilities, assets, books and records, and management personnel of the Company, so as to afford the Purchaser a reasonable opportunity to make, at its sole cost and expense, such additional review, examination and investigation of the Company, the Microsoft Business, the Assets, and the LLC Interests as the Purchaser may reasonably desire to make. The Members shall cause the Company to instruct its accountants and advisers to reasonably cooperate with the Purchaser and to provide the Purchaser with reasonable access to such accountants (including their work papers to the extent available to the Company and advisers), all at Purchaser’s cost and expense.

Section 6.2 Books and Records; Personnel. The Members will not dispose of or destroy those business records of the Microsoft Business or primarily relating to the Microsoft Business which are not delivered to the Purchaser at Closing for seven (7) years (or, if longer, the period required by applicable Laws), and will provide the Purchaser with access to review and copy, at its expense, any such records during such period, provided, however, that the Members may dispose of such records if allowed by applicable Laws if they give the Purchaser 60 days’ notice of such intended disposal and an opportunity to procure such records from the Members prior to such intended disposal. For a period of five (5) years following the Closing Date, the Purchaser shall give the Members reasonable access, after receiving written notice, to customer lists and records of the Microsoft Business acquired hereunder during regular business hours as may be reasonable required in order for the Members to (a) prepare governmental filings including but not limited to defending claims and preparation of income tax returns and other government reports; or (b) confirm the Purchaser’s calculation of amounts due, if any, under Schedule 2.1; provided that any such access and use of information shall at all times be subject in all respects to the NCA signed by the Members. In addition, at the Member Agent’s request, but no more frequently than monthly, during the one year period following Closing the Company shall provide the Member Agent reasonable financial information relating to the Microsoft Business provided that any such access and use of information shall at all times be subject in all respects to the NCA.

Section 6.3 Corporate Name. The Purchaser shall have the rights to use the “Minecode” tradename as set forth in more detail on Schedule 6.3.

Section 6.4 Taxes. The parties will reasonably cooperate with each other in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to any of the Assets or the Microsoft Business (or the income therefrom or assets thereof). The Members will prepare and file or cause to be prepared and filed all Tax Returns for the Company that are required to be filed with respect to the Company through the Closing Date. The Members will pay all Taxes (or, if applicable, reimburse the Purchaser for the payment of such Taxes) attributable to taxable periods ending on or before the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date. All sales, use, transfer, stamp, conveyance, value added or other similar taxes imposed by any taxing jurisdiction, domestic or foreign applicable to the Contemplated Transactions will be borne by the Members.

Section 6.5 Noncompetition, Nonsolicitation and Nondisclosure. Each of the Members shall enter into a Noncompetition, Nonsolicitation and Nondisclosure Agreement with the Purchaser as of the Closing in the form attached as Schedule 6.5 (each, an “NCA”). The Members acknowledge and agree that the Purchaser would not enter into this Agreement or consummate the transactions contemplated hereby but for each such Member’s execution and delivery of such NCAs.

Section 6.6 Payment of Unapproved Liabilities. Each of the Members jointly and severally covenants to pay, perform and discharge the Unapproved Liabilities in accordance with their respective terms.

Section 6.7 Cash Flow Management. The Purchaser covenants that during the 14-month period following the Closing Date, it shall not allow the Company, in its capacity as sole manager or member of the Company, (a) to make distributions to any Purchaser Affiliate accounts located outside of the United States, or (b) to incur any extraordinary expense outside of the Ordinary Course of Business to the extent that, in the Purchaser’s reasonable judgment, such expense will, when taking into account the asset, resource, or benefit acquired through such expense, materially and adversely impact the ability of the Company to achieve the Net Income Before Tax Milestone (as defined in Schedule 2.1) for 2007, except to the extent that either (I) the Member Agent consents to such expense (such consent not to be unreasonably withheld) or (II) the Purchaser agrees that such expense shall not be included in the determination of the Net Income Before Tax Milestone for 2007.

Section 6.8 Operation of the Microsoft Business. Between the date of this Agreement and the Closing, except as otherwise expressly provided in or contemplated by this Agreement or waived or consented to by Purchaser in writing (and excluding the Pre-Closing Reorganization), the Members shall cause the Company to:

A. conduct the Microsoft Business only in the Ordinary Course of Business;

B. keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with suppliers, customers, creditors and others having material business relationships with the Company;

C. confer with the Purchaser concerning operational and financial matters regarding the Microsoft Business which are of a material nature, it being understood that, notwithstanding anything to the contrary herein, until the Closing the Company shall have sole authority to operate the Microsoft Business;

D. not approve any new capital expenditure or other financial commitment in excess of $10,000;

E. not dispose of or incur, create or assume any Lien on any individual capital asset of the Company or the Microsoft Business if the greater of the book value or the fair market value of such capital asset exceeds $10,000;

F. not incur any indebtedness for money borrowed (excluding trade payables incurred in the Ordinary Course of Business or intercompany borrowings);

G. not (1) amend its Charter Documents, (2) issue, sell, redeem or otherwise acquire any capital stock, bonds, debentures, notes or other securities or grant any options (including any employee stock options), warrants or other rights entitling any party to require the issuance or delivery of any limited liability company interests, member interests, bonds, debentures, notes or other securities, or (3) declare, pay, or set aside for payment, any dividend or distribution to the extent that the same would impair the cash position or cash management of the Company relative to its current obligations;

H. not enter into any material transaction with any Affiliate except on commercially reasonable terms and in the Ordinary Course of Business;

I. not grant material salary or wage increases, or change or amend any benefit plan covering transferred employees in any way that materially changes the amount such employees are entitled to receive under such plan other than pursuant to existing salary and wage plans except in the Ordinary Course of Business or as otherwise set forth on Schedule 2.2; and

J. not take any action or otherwise omit to take any action which would reasonably be expected to cause a breach of the Members’ representations, warranties, covenants and agreements herein set forth.

Section 6.9 Notification. Between the date of this Agreement and the Closing, the Members will promptly notify the Purchaser in writing if any Member becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Section 6.10 Consents. Between the date of this Agreement and the Closing, the Members shall use their best efforts to bring about the satisfaction as soon as practicable of all the conditions to Closing contained in Article VII. Without limiting the generality of the foregoing, the Members shall use their best efforts promptly to obtain each Required Consent. As used herein, the term “Required Consent” means (a) all Contract Consents; and (b) such estoppels, confirmations and other information from those material customers, suppliers or other parties with a material business relationship with the Company, as identified by the Purchaser, so as to enable to the Purchaser reasonably to assess and confirm the nature and extent of such business relationships and/or the effect, if any, on such relationships by the Transfer of the LLC Interests hereunder or by the consummation of the other transactions contemplated hereby.

Section 6.11 Pre-Closing Reorganization. Each of the Members hereby jointly and severally agrees with and covenants to the Purchaser as follows: (a) as soon as practicable following the execution and delivery of this Agreement but in any event prior to the Closing, the Company shall transfer all Liabilities and assets not arising from or used in the Microsoft Business to Minecode USA (the “Pre-Closing Reorganization”); (b) the Pre-Closing Reorganization shall be effected in accordance with all Laws and shall result in the complete transfer to and assumption by Minecode USA of any and all Unapproved Liabilities, shall be made for fair consideration and shall not result in any claims, or in the factual or legal basis for any claims, of any third parties, including without limitation any claims of fraudulent transfer or the like; (c) the Pre-Closing Reorganization shall not breach or constitute a default or termination event under any Contract to which the Company or any Member was or is subject, and shall not and will not result in a Lien on the LLC Interests or the Assets; and (d) prior to effecting the Pre-Closing Reorganization, the Members shall obtain or make, as the case may be, each and every such Pre-Closing Reorganization Consent and Filing from or with, as the case may be, the applicable parties and each and every Pre-Closing Reorganization Consent and Filing shall be currently effective and irrevocable as of Closing. The Members shall ensure that all Pre-Closing Reorganization Assets shall be transferred to Minecode USA pursuant to the Pre-Closing Reorganization and that the Company does not have an interest in Minecode USA on the Closing Date.

Section 6.12 Satyam Relationship. For a period of three years following the Closing, the Purchaser shall not contract to provide vendor management services within the United States to Satyam Computer Services Limited (“Satyam”) to the extent such vendor management services are similar, in terms, scope and conditions, to those provided by Minecode to Satyam under the sub-contractor contract between Minecode and Satyam dated June 1, 2004 and attached as Schedule 6.12.

Section 6.13 401(k) Plan. Prior to the Closing, the Members will, at their sole cost and expense, amend the Company’s 401(k) plan so that it is a non-standardized plan including only those employees which will remain with the Company at Closing (the “401(k) Amendment”).

Article VII

Conditions to Closing; Termination

Section 7.1 Conditions to Purchaser’s Obligations. The Purchaser’s obligation to purchase the LLC Interests and to take the other actions required to be taken by the Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

A. Accuracy of Representations. The Members’ representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must be true and correct as of the Closing Date as if made on the Closing Date, and the Purchaser shall have received a certificate from each Member to such effect at Closing.

B. Members’ Performance. Each of the covenants and obligations that the Members are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and the Purchaser shall have received a certificate from each Member to such effect at Closing.

C. No Injunction. Since the date of this Agreement, there must not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

D. Consents. Each Required Consent, other than from Nike and Amazon, must have been obtained and must be in full force and effect. Any Required Consent obtained from Microsoft shall include an acknowledgement, in form and substance satisfactory to the Purchaser, by Microsoft that the Transfer of the LLC Interests to the Purchaser will result in the Company no longer being a minority-owned business and that such change in status will not adversely affect the relationship between the Company and Microsoft (herein referred to as the “Microsoft Consent”).

E. Due Diligence and Pre-Closing Reorganization. The Purchaser shall have completed its due diligence with results satisfactory to it in its sole discretion, and shall be satisfied that the Pre-Closing Reorganization has been completed in accordance with Section 6.11.

F. Employment Arrangements. Each Member (other than Pradyumna Kumar Samal) and Pradeep Chauhan shall have entered into employment terms (an “Offer Letter”) with the Company consistent with the terms attached as Schedule 7.1(F)(i), Pradyumna Kumar Samal shall have resigned all prior positions with the Company pursuant to the resignation and release substantially in the form attached hereto as Schedule 7.1(F)(ii) and shall have entered into a consulting agreement with the Company satisfactory to the Purchaser and substantially in the form attached hereto as Schedule 7.1(F)(iii), the Members shall have effected the 401(k) Amendment, and each of the Members shall have entered into a mutual release agreement substantially in the form attached hereto as Schedule 7.1(F)(iv).

G. Closing Deliverables. The Members shall have delivered to the Purchaser each other Closing Document as identified on Schedule 3.2 hereto, and, if applicable, executed by the respective Member to the extent such Member is a party thereto (including without limitation each NCA), in each case in form and substance satisfactory to the Purchaser.

Section 7.2 Conditions to Members’ Obligations. The Members’ obligations to sell the LLC Interests and to take the other actions required to be taken by the Members at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Members, in whole or in part):

A. Accuracy of Representations. The Purchaser’s representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must be true and correct as of the Closing Date as if made on the Closing Date, but this condition shall be deemed satisfied unless the failure of the foregoing materially and significantly impairs the ability of the Purchaser to perform its obligations hereunder.

B. Purchaser’s Performance. Each of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, but this condition shall be deemed satisfied unless the failure of the foregoing materially and significantly impairs the ability of the Purchaser to perform its obligations hereunder.

C. No Injunction. Since the date of this Agreement, there must not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

Section 7.3 Termination.

A. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(i) by mutual consent of the Purchaser and the Members;

(ii) by the Purchaser, if any of the conditions in Section 7.1 has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition at or before the Closing; or (ii) by the Members, if any of the conditions in Section 7.2 has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Members to comply with their obligations under this Agreement) and the Members have not waived such condition at or before the Closing; or

(iii) by either the Purchaser or the Members if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2007 or such later date as the parties may agree upon.

Section 7.4 Procedures for Termination. In the event of termination by the Members or the Purchaser pursuant to Section 7.3, written notice thereof shall forthwith be given to the other party in accordance with Section 8.8.

Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to Section 7.3, all further obligations of the parties under this Agreement will terminate, other than the obligations in Section 8.7 (Expenses) and Section 8.16 (Publicity) of this Agreement. However, nothing in this Section 7.5 shall be deemed to adversely affect any terminating party’s right to pursue all legal remedies available to such party or to release any party from any liability for any breach of this Agreement prior to such termination, which remedies and liability shall survive such termination.

Article VIII

Miscellaneous

Section 8.1 Entire Agreement; Amendment. This Agreement (including all attachments, schedules and exhibits) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including all attachments, schedules and exhibits) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof. No investigation or receipt of information by or on behalf of the Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements of the Members under this Agreement.

Section 8.2 Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Members.

Section 8.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement is freely assignable by the Purchaser but may not be assigned by any Member without the prior written consent of the Purchaser; provided, however, that any such assignment by the Purchaser shall not relieve it of its obligations hereunder.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

Section 8.5 Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

Section 8.6 Waiver. No failure or delay by either the Purchaser or the Members in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 8.7 Expenses. Except as otherwise specifically provided for in this Agreement, the Members and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

Section 8.8 Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid and return receipt requested, to the parties at the respective addresses set forth on Schedule 8.8, or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed as provided herein and mailed by registered or certified mail return receipt requested shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the day of delivery as set forth on such return receipt. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next business day following its deposit with such courier service for next day delivery.

Section 8.9 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of Washington, without giving effect to the principles of conflict of laws thereof.

Section 8.10 Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 8.11 “Knowledge”. Whenever “to its knowledge,” “known” or a similar phrase is used to qualify a representation of the Members, the “knowledge” so referred to shall be deemed to be each and both of (a) the actual knowledge of each of the Members, and (b) the knowledge that any of the foregoing Members would reasonably be expected to acquire in the prudent discharge of his duties with respect to the Company and the prudent due diligence with respect to the matter to which such knowledge relates.

Section 8.12 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 8.13 Consent to Jurisdiction. Each of the Purchaser and the Members hereby irrevocably consents that any legal action or proceeding against it or him under, arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement shall be brought solely in any state or federal court in

King County in the State of Washington of competent jurisdiction and venue shall lie in King County. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis.

Section 8.14 Indemnification: Survival of Representations and Warranties.

A. Indemnification by Members. Each Member hereby agrees jointly and severally to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to:

(1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of any of the Members or their Affiliates contained in this Agreement and the Schedules attached hereto, including without limitation in the Disclosure Schedules hereto, or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by any Member pursuant to this Agreement or any of the Closing Documents or in connection with the Contemplated Transactions;

(2) any Liabilities of the Company or its Affiliates other than the Approved Liabilities, and all Liabilities of the Company for or with respect to Taxes relating to pre-Closing periods; or

(3) any Liabilities relating to or arising from the Pre-Closing Reorganization;

and all such losses, assessments, Liabilities, claims, damages, costs and expenses so arising out of or relating to any of the foregoing clauses (1) through (3), inclusive, of this Section 8.14(A), or the matters described therein, are referred to hereinafter as the “Purchaser’s Losses;” provided, however, that the Members shall not have any obligation so to indemnify the Purchaser on account of any breach of any representation or warranty pursuant to Section 8.14(A)(1) unless and until the Purchaser’s Losses paid, incurred, suffered or accrued by the Purchaser on account of all such breaches of representations and warranties exceed $40,000 in the aggregate, in which event the Purchaser will be entitled to such indemnification in excess of such original $40,000; provided further, however, that the foregoing proviso shall not apply to: (a) any breach of the Members’ representations and warranties under Sections 4.1(A), 4.1(D), 4.1(K) or 4.1(N) (a “Major Representation”); or (b) any other breach of any Members’ representations or warranties under this Agreement to the extent that any such breach as described in this clause (b) was intentional or knowing on the part of the Members (an “Intentional Breach”).

B. Indemnification by the Purchaser. The Purchaser hereby agrees to defend, hold harmless and indemnify the Members and their Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser or its Affiliates contained in this Agreement or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Purchaser or its Affiliate pursuant to this Agreement, or any other Closing Document or in connection with the Contemplated Transactions (collectively, the “Members’ Losses”).

C. Survival of Representations and Warranties. The Members’ representations and warranties under this Agreement, and their indemnification obligations arising solely from such representations and warranties under Section 8.14(A)(1), shall survive the Closing and shall expire and terminate on the date which is 14 months following Closing, unless written notice by the Purchaser of a breach or alleged breach thereof has been provided to the Members on or prior to such date, in which case such representations and warranties, and such indemnification obligations, shall not so expire and terminate; provided however, that notwithstanding the foregoing or anything else to the contrary herein: (a) the Major Representations and any and all indemnification obligations relating thereto, shall not so expire or otherwise terminate on such date but shall instead expire on the date which is ninety (90) calendar days following the expiration of the applicable statutes of limitations relating to any claim giving rise to the Purchaser’s Losses; and (b) such time limitation shall not apply, in any event, to an Intentional Breach.

D. Limitation on Indemnification Liability in Certain Cases. The maximum aggregate liability of the Members under Section 8.14(A)(1) for any one or more breaches of the Members’ representations or warranties under Article IV of this Agreement shall be the maximum Purchase Price payable to the Members; provided, however, that such limitation on the liability of the Members shall not apply to, and there shall be no limit to the liability of the Members to the Purchaser or its Affiliates either: (1) under Section 8.14(A)(1) on account of any breach of the Major Representations or on account of any Intentional Breach, or (2) on account of the Members’ other agreements or covenants under this Agreement.

E. Procedures.

(i) In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 8.14, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

(ii) In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 8.14(E)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 8.14(E)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses or Members’ Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser, or Members’ Losses, if the Indemnitee is a Member); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 business days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser’s or Members’ Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Members’ Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

(iii) Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the Assets or the Microsoft Business. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser’s Losses or Members’ Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

(iv) To the extent that insurance proceeds are paid to the Purchaser on account of Purchaser’s Losses or to the Members on account of Members’ Losses, then such proceeds shall be deemed to reduce, by the amount of such payment, the Purchaser’s Losses or Members’ Losses, respectively, for which indemnity is available.

(v) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice. Any and all Purchaser’s Losses or Members’ Losses, other than those described in the preceding sentence (including Purchaser’s Losses or Members’ Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser’s Losses or Members’ Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser’s Losses or Members’ Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchaser’s Losses or Members’ Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 30 days after the date of such invoice.

Section 8.15 Escrow; Offset.

A. Escrow. The parties shall, simultaneously with the Closing, execute and deliver an Escrow Agreement with the Escrow Agent therein named, in customary form and substance reasonably acceptable to the Purchaser (the “Escrow Agent”), pursuant to which the Purchaser shall deposit $2,100,000 into escrow to secure both (1) the obligation of the Purchaser to pay the Purchase Price if and to the extent due and payable pursuant to Schedule 2.1, and (2) the obligations of the Members under Section 8.14 of this Agreement (the “Escrow”). The Members shall and the Company, respectively, shall split 50/50 all fees of the Escrow Agent.

B. Independent Remedies. The Members hereby acknowledge and agree that the Escrow does not constitute Purchaser’s sole or exclusive recourse or remedy in connection with this Agreement, that the Purchaser expressly reserves and shall have the right to pursue any and all other remedies available to Purchaser at law or equity at any time with respect to any breach of any of the Members’ obligations to Purchaser, and that the Members remain liable on account of their indemnification obligations under Section 8.14 regardless of the sufficiency or insufficiency of the Escrow to satisfy Purchaser’s Losses. Without limiting the foregoing, the Purchaser shall have the right to offset any Purchaser’s Losses against any payment or other obligation of the Purchaser to any of the Members.

Section 8.16 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of the Members and the Purchaser, unless required by Law (in the reasonable opinion of counsel), or any other Governmental Entity or applicable stock exchange rule or regulation, in which case the Members and the Purchaser shall use reasonable efforts to give the other the opportunity to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement.

Section 8.17 Certain Definitions and Interpretive Matters.

A. Certain Definitions. The following terms shall have the following meanings:

(i) “Affiliate” has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

(ii) “Assets” means all of the Company’s right, title and interest in and to any and all of its properties, rights, claims, contracts and assets, tangible or intangible, choate or inchoate, and wherever located, which are used in or relate to the Microsoft Business (including its lease of its Business Premises).

(iii) “Business Day” means each day which national banks in New York City are open for conducting ordinary commercial banking transactions.

(iv) “Contemplated Transactions” means the transactions contemplated by this Agreement and the other Closing Documents, including without limitation the Transfer of the LLC Interests hereunder.

(v) “Contract Consent” means each and every consent, approval, or waiver required or arising under any Contract necessary or appropriate to (a) procure the consent or approval, pursuant to the terms of such Contract, to the Contemplated Transactions or (b) obtain a waiver of any breach, acceleration, or default which would, but for such waiver, occur as a result of the Contemplated Transactions.

(vi) “Contracts” means all contracts, agreements, other rights of a contractual nature and franchises.

(vii) “Fixed Assets” means all machinery, equipment, leasehold improvements, business machines, tooling, vehicles, parts, furniture, furnishings, plant and office equipment and other fixed assets or personal property of the Company.

(viii) “Governmental Entity” means any domestic, foreign, or multinational court, government, governmental agency, arbitrator, authority, entity or instrumentality.

(ix) “Laws” shall mean any federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

(x) “Liabilities” means any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated,

(xi) “Lien” means any mortgage, charge, pledge, lien, equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same.

(xii) “Prohibited Person” shall mean any person: (1) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA PATRIOT Act; (2) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order; (3) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (4) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or (5) who is an Affiliate of or affiliated with a person listed above.

(xiii) “Tax” or “Taxes” includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, severance, windfall profits, customs, duties, disability, registration, estimated, environmental (including Taxes under Code Section 59A), transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, but such term does not include common charges due as contractual obligations from the Company to landlords under the Company Leases on account of such landlords’ tax obligations; “Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, and “Income Tax” or “Income Taxes” means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, capital gains, franchise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof.

(xiv) “Unapproved Liabilities” means any and all Liabilities of the Company which are not “Approved Liabilities” within the meaning of Section 2.3 or which exceed the amounts of such Liabilities.

B. Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with the GAAP,(ii) “or” is disjunctive but not necessarily exclusive, and (iii) all references to “$” or dollar amounts mean lawful currency of the United States of America. All citations of the Code or to the Treasury Regulations promulgated thereunder in this Agreement shall include any amendments or successor provisions thereto.

C. Use of the Term “Members”. Where used herein the term “Members” refers to each Member, on an individual basis, and to all Members, on a collective basis. Each Member hereby appoints the Member identified as the “Member Agent” on Schedule A hereto (the “Member Agent”) as his agent, representative and attorney-in-fact to act on his/her behalf for all matters arising hereunder or under the Closing Documents, and the Member Agent covenants that he shall act in such capacity. Accordingly, the Purchaser shall be entitled to rely on actions, notices, communications or agreements from or with the Member Agent as being from or with the Member Agent and the other Members, all as Members hereunder.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, the parties have executed this agreement on the dates indicated opposite their signatures below and intend it to be effective on the day and date first written above.

PURCHASER:

LONGTOP INTERNATIONAL INC.

By:	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	Duly Authorized Agent and Representative

SELLERS:

/s/ Pradyumna Kymar Samal
PRADYUMNA KUMAR SAMAL, a married man dealing in community property, a Member of Minecode LLC

/s/ Rakesh K. Garg
RAKESH K. GARG, a married man dealing in community property, a Member of Minecode LLC

/s/ Manish S. Prasad
MANISH S. PRASAD, a married man dealing in community property, a Member of Minecode LLC

Schedule A to

Limited Liability Company Interest Purchase Agreement

Member	Address	Percentage Interest	Total Units Outstanding
Pradyumna Kumar Samal	14695 N.E. 16th Street Bellevue, Washington 98007	80%	8,000,000

Rakesh K. Garg	3837 - 170th Place N.E. Bellevue, Washington 98008	10%	1,000,000

Manish S. Prasad	4505 Lake Heights Street Bellevue, Washington 98006	10%	1,000,000
Totals		100%	10,000,000

Pradyumna Kumar Samal is designated as the Member Agent pursuant to Section 8.17(C) of the Agreement.

Schedule 2.1 to

Limited Liability Company Interest Purchase Agreement

As used in this Schedule 2.1, Pradyumna Kumar Samal is referred to as “PK,” Rakesh K. Garg is referred to as “Rakesh,” and Manish S. Prasad is referred to as “Manish.”

Consideration:	The total consideration payable by the Purchaser for the LLC Interests will consist of four (4) components, as follows, all subject to the terms and conditions below and in the Agreement: (1) cash payable to the Members at Closing (the “Closing Payment”); (2) cash payable to the Members based on a contingent earnout for 2007 (the “2007 Earnout”); (3) LT Shares issuable to Rakesh and Manish 18 months following Closing (the “Retention Payment”) and (4) LT Shares issuable to Rakesh and Manish based on a contingent earnout for 2008 (the “2008 Earnout”);. Notwithstanding anything herein to the contrary, however, in no event shall the sum of the Closing Payment and the 2007 Earnout exceed US $10,150,000. All of the four (4) foregoing components of consideration, other than the Closing Payment, are referred to as “Post-Closing Consideration.”

Allocation of
Consideration:	(1) The Closing Payment is being paid at Closing to the Members in cash, in the following proportions: (A) PK is receiving US $5,072,000 of such amount; (B) Rakesh is receiving US $509,000 of such amount; and (C) Manish is receiving US $509,000 of such amount. The Members acknowledge receipt of such amounts in full.

(2) The 2007 Earnout, if and to the extent payable as set forth below, would be payable to the Members in the form of cash, in the following percentages: (A) 80% of the 2007 Earnout would be paid to PK; (B) 10% of the 2007 Earnout would be paid to Rakesh; and (C) 10% of the 2007 Earnout would be paid to Manish. As noted below, of the 10% of the 2007 Earnout, if any, payable to each of Rakesh and Manish, respectively, as set forth above, 40% of such 10% shall be paid by 90 days following the first anniversary of the Closing Date and the remaining 60% of such 10% shall be paid on the second anniversary of the Closing Date if upon that date Rakesh and Manish, respectively, is a full time employee, in good standing, of the Company or the Purchaser.

(3) The Retention Payment, if and to the extent payable as set forth below, would be payable in the form of LT Shares, in the following percentages: (A) 50% of the Retention Payment would be paid to Rakesh and (B) 50% of the Retention Payment would be paid to Manish.

(4) The 2008 Earnout, if and to the extent payable as set forth below, would be payable to Rakesh and Manish in the form of LT Shares, in the following percentages: (A) 50% of the 2008 Earnout would be paid to Rakesh; and (B) 50% of the 2008 Earnout would be paid to Manish.

Closing Payment:	At Closing, a Closing Payment of US $6,090,000 is being made in cash to the Members, allocated as set forth above.

Earnout Milestones:	The 2007 Earnout and the 2008 Earnout (each, an “Earnout”) will be determined and payable based on achievement by the Company of certain milestones, as follows:

Year*	Gross Revenue Milestone	Net Income Before Tax Milestone	Benchmark Amount
2007	$16,500,000	$3,000,000	$10,150,000
2008	$21,000,000	$4,250,000	72,540 LT Shares	**

* References herein to “2007” means the 12 months following the Closing Date, and references herein to “2008” means the succeeding 12 month period.
** 36,270 times 2.

Calculation of Earnouts:	The 2007 Earnout and the 2008 Earnout, if any, would be determined (using the table above) as follows:

1. If, with respect to 2007 and 2008, respectively, both:

(a) the Company’s gross revenues attributable to the Business for such year is equal to or greater than the Gross Revenue Milestone for such year; and
(b) the Company’s net income before tax attributable to the Business for such year is equal to or greater than the Net Income Before Tax Milestone for such year;

Then (1) in the case of 2007, the 2007 Earnout payment would consist of a cash payment equal to the Benchmark Amount minus the Closing Payment; and (2) in the case of 2008, the 2008 Earnout payment would be the issuance of the full Benchmark Amount.

2. If, however, either:

(a) the Company’s gross revenues attributable to the Business for such year is less than the Gross Revenue Milestone for such year; or

(b) the Company’s net income before tax attributable to the Business for such year is less than the Net Income Before Tax Milestone for such year;

Then (1) in the case of 2007, the 2007 Earnout payment would be a percentage of the Benchmark Amount for 2007, calculated to reflect such deficiency on a percentage basis (the “Weighted Percentage”), minus the Closing Payment, as set forth in more detail below; and (2) in the case of 2008, the 2008 Earnout payment would be a percentage of the Benchmark Amount for 2008, calculated to reflect the Weighted Percentage, as set forth in more detail below.

The Weighted Percentage shall weight the relative impact of the gross revenue deficiency and net income deficiency. For this purpose, any gross revenue deficiency shall be weighted 30% and any net income deficiency shall be weighted 70%. Specifically, the Earnout for either year in such circumstances would be equal to the Benchmark Amount for such year times the applicable Weighted Percentage, which Weighted Percentage is determined as follows:

The product of A multiplied by 3 is added to the product of B multiplied by 7. The resulting sum is then divided by 10.

“A” equals the ratio, expressed as a percentage (not to exceed 100%), of (i) the actual amount of the Company’s gross revenues attributable to the Business for such year to (ii) the Gross Revenue Milestone for such year.

“B” equals the ratio, expressed as a percentage (not to exceed 100%), of (i) the actual amount of the Company’s net income before tax attributable to the Business for such year to (ii) the Net Income Before Tax Milestone for such year.

For example if 2007 gross revenues were $14,850,000, that would mean that 90% of the Gross Revenue Milestone for 2007 had been met. “A” would be 90%. If the 2007 net income before tax was $1,800,000, that would mean that 60% of the Net Income Before Tax Milestone for 2007 had been met. “B” would be 60%. Therefore the calculation of the 2007 Weighted Percentage would proceed as follows:

A. A x 3 = 90% x 3 = 270%.

B. B x 7 = 60% x 7 = 420%.

C. 270% + 420% = 690%

D. 690% / 10 = 69%

Accordingly, the 2007 Earnout payment in that situation would be $913,500 (i.e., 69% of $10,150,000, or $7,003,500 minus the Closing Payment of $6,090,000). The Weighted Percentage for 2007 in this example is 69%.

Minimum Net Income Before Tax Amount for 2008:	Notwithstanding anything herein to the contrary, in no event shall the 2008 Earnout be paid unless at least 77.6% of the Net Income Before Tax Milestone for 2008 is achieved.

Calculation of Rev. and Net Income:	For purposes of determining the Company’s gross revenues and net income attributable to the Business for 2007 and 2008, such determination shall be made by the Purchaser in accordance with US GAAP, consistently applied.

Retention Payment:	The Retention Payment shall consist of 15,544 LT Shares issuable to each of Rakesh and Manish as of the date which is 18 months following the Closing Date if upon that date such individual is a full time employee, in good standing, of the Company or the Purchaser.

LT Shares:	Any of the LT Shares issued to the Members shall be subject to the terms, conditions and restrictions (including as to transfer) set forth in the Parent Company’s charter and organizational documents (or otherwise under applicable laws) and as otherwise to be set forth in a shareholders’ agreement containing customary terms and conditions. Numbers of shares used herein shall be subject to adjustment for stock splits and the like, and the specific form and structure of share issuances (e.g., options, date of issuance, vesting, etc.) shall be structured in a manner satisfactory to the Purchaser (taking into account legal, tax and accounting considerations).

Timing of Payments:	Any Post-Closing Consideration due the Members shall be paid or issued, as the case may be, by the Purchaser no later than the dates set forth in following table:

Type of Post Closing Consideration	Timing for Payment/Issuance (If Due)
2007 Earnout	By 90 days following the first anniversary of the Closing Date*
2008 Earnout	By 90 days following the second anniversary of the Closing Date
Retention Payment	By expiration of 19th month following the Closing Date

*	Provided that of the 10% of the 2007 Earnout, if any, payable to each of Rakesh and Manish, respectively, as set forth above 40% of such 10% shall be paid by 90 days following the first anniversary of the Closing Date and the remaining 60% of such 10% shall be paid on the second anniversary of the Closing Date if upon that date Rakesh and Manish, respectively, is a full time employee, in good standing, of the Company or the Purchaser. In addition, the 2007 Earnout will be calculated and determined prior to the release of the escrow consideration.

Schedule 2.2 to

Limited Liability Company Interest Purchase Agreement

Additional Adjustments for Adjusted Working Capital

The parties agree that in addition to any other debits or reductions to Adjusted Working Capital as set forth in Section 2.2, any cash bonus payable under signed written agreement between the Company and any of its employees at Closing shall be treated as a reduction to Adjusted Working Capital, regardless of GAAP.

Schedule 2.3 to

Limited Liability Company Interest Purchase Agreement

The Approved Liabilities consist of the following:

1.	Balance Sheet Liabilities. All balance sheet Liabilities of the types (and not to exceed the amounts) reflected in the Current Balance Sheet.

2.	Executory Portion of Certain Other Commitments. The executory portion of all of the Contracts listed on Schedule 4.1(E) (each, a “Listed Contract.”).

3.	Reimbursement Obligations. Obligations of the Company to reimburse Company employees for employee expenses, including without limitation use of gas credit cards and cell phones, in aggregate amount not to exceed $2,000.

Notwithstanding the foregoing, or anything else to the contrary in the Agreement, the Approved Liabilities shall not include any Liability:

(i) arising under a Listed Contract as a result of the Company’s breach of its obligations under such Listed Contract;

(ii) to the extent required to have been paid, performed, or discharged prior to Closing;

(ii) arising under a Listed Contract if a true and correct copy of that Listed Contract has not been provided to the Purchaser; or

(iii) to the extent arising from facts or circumstances which constitute a breach of the Members’ representations and warranties to the Purchaser.

Schedule 3.2 to

Limited Liability Company Interest Purchase Agreement

See the documents and other deliverables to be provided and/or executed by the Members under the heading “Closing Deliverables” on the Signing and Closing Checklist attached hereto which are incorporated herein by reference.

Schedule 6.3 to

Limited Liability Company Interest Purchase Agreement

The Purchaser agrees that following Closing:

The “Minecode” trade name, service name, trademark, and logo remains the property of Minecode USA LLC. This contract grants the Company (Longtop) a license to use these items as described below:

a.	For the sake of maintaining the integrity of existing business contracts during a transition period, the Company shall have temporary license to use the “Minecode” name and logo as a trade name, trademark or service mark in connection with existing business associated with the Minecode name. Such usage will be limited to current and potential new business initiated during this period. Such usage is limited to business associated with Microsoft, Amazon.com, Inc. and Nike, Inc. Such license under this clause shall cease and terminate, with respect to Amazon.com and Nike, Inc. only, no later than the first anniversary of the Closing. Such license shall be perpetual (and fully paid up) with respect to the Microsoft Business and shall not so cease and terminate with respect to the Microsoft Business.

b.	The Company shall have temporary license to use the existing WWW.MINECODE.COM domain name and associated URLs, the Minecode logo, the public content associated with the URLs, and any existing and subsequent marketing and sales collateral. Such license under this clause shall cease and terminate no later than four (4) months after Closing.

c.	The Company shall have temporary license to use the email system associated with the MINECODE.COM domain name for communication subsequent to Closing. Such license under this clause shall cease and terminate no later than four (4) months after Closing. All email correspondence transacted during this period remain the property of the Company and are subject to privacy and nondisclosure provisions as set out in each parties associated legal agreements regarding privacy and nondisclosure.

d.	Minecode USA, LLC retains the right to use the “Minecode” name and logo as a trade name, trademark and service mark without restriction, except as otherwise set out in this Agreement.

Schedule 6.5 to

Limited Liability Company Interest Purchase Agreement

Noncompetition, Nondisparagement, Nondisclosure and Nonsolicitation Agreement

(Rakesh Kumar Garg)

This Noncompetition, Nondisparagement, Nondisclosure and Nonsolicitation Agreement (the “Agreement”) is made as of the      day of March, 2007, between Rakesh Kumar Garg, a Washington resident with an address at 3837 - 170th Place N.E., Bellevue, Washington 98008 (“Seller”) and Longtop International Inc., a Delaware corporation (the “Purchaser”).

I. BACKGROUND AND ACKNOWLEDGMENTS.

The Purchaser wishes to enter into that certain Limited Liability Company Interest Purchase Agreement of even date (the “Purchase Agreement”) between the Purchaser, on the one hand, and Seller and the other “Members” therein defined, on the other hand, relating to the transfer of all of the limited liability company interests of Minecode LLC, a Washington limited liability company (the “Company”) to the Purchaser, but the Purchaser is unwilling to do so unless simultaneously therewith Seller agrees to execute and deliver this Agreement. Capitalized terms used but not defined in this Agreement have the meanings assigned thereto within the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree and covenant as follows:

II. NONCOMPETITION COVENANT.

During the Restricted Period, Seller shall not, anywhere in the world, directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise that:

(a) provides services, including without limitation on-site and outsourced staff augmentation to Microsoft Corporation, whether directly or indirectly through third party agents or other parties contracting with Microsoft Corporation (collectively the “Microsoft Business Services”), whether directly or indirectly through third party agents or other parties contracting with Microsoft;

(b) otherwise competes with the businesses of the Purchaser, the Company or their respective affiliates with respect to Microsoft, i.e., including the Microsoft Business as of the date hereof;

(c) acquires or procures sub-contractor or other services from any Microsoft Business Vendors; or

(d) is directly or indirectly controlled, owned, or managed by Pradyumna Kumar Samal.

As used above, the term “Restricted Period” means the five-year period beginning on the date hereof.

The term “Microsoft Business Vendors” means (1) those various parties who have provided or provide Microsoft Business Services, as a subcontractor or otherwise, to the Company in connection with the Microsoft Business, and (2) Excell, EDS and Wipro, with respect to any services or operations of such parties within the states of Alaska, Washington, Oregon and Idaho.

Notwithstanding the foregoing, this Section II shall not prohibit or restrict the ability of Seller (a) to beneficially own 5% or less of the outstanding stock of any company provided such stock is publicly traded on a nationally recognized securities exchange; or (b) to provide agreed upon services to the Purchaser or its affiliates.

III. NONDISPARAGEMENT COVENANT.

Seller shall not at any time after the date hereof directly or indirectly publicly disparage, or negatively describe or negatively comment upon in any public manner, the Purchaser, the Company or their respective Affiliates, or their respective businesses, products or services.

IV. NONSOLICITATION COVENANT.

Seller shall not at any time after the date hereof directly or indirectly solicit any person employed by the Purchaser or its Affiliates to enter the employ of Seller or any other person or entity, provided that this Section IV shall not prohibit general employment advertising efforts by Seller which are not directed, directly or indirectly, at the employees of the Purchaser or its Affiliates.

V. NONDISCLOSURE COVENANT.

Seller shall not at any time reveal to any person or entity any Proprietary Information (as defined below), and shall keep secret all Proprietary Information which is possessed by or entrusted to him and shall not use or attempt to use any Proprietary Information (or such information belonging to a third party) for his own benefit, or for the benefit of any third party or in any manner which may injure or cause loss or may be calculated to injure or cause loss (whether directly or indirectly) to the Purchaser or its Affiliates.

Seller shall take or omit to take such actions as the Purchaser may reasonably request to preserve all Proprietary Information as the sole and exclusive property of the Purchaser or the Company, as applicable. Upon request of the Purchaser, Seller shall immediately deliver to the Purchaser all notes, memoranda, drawings, specifications, programs, data or other materials in his possession constituting Proprietary Information and all copies of any of the foregoing. As used herein, the term “Proprietary Information” shall mean all information, data or materials owned or used by, or otherwise pertaining to the financial condition, business affairs or prospects of, the Company in connection with the Microsoft Business (immediately prior to the Closing contemplated by the Purchase Agreement); provided however that the term “Proprietary Information” shall not include any of the foregoing to the extent

(i) generally known to the public through no wrongful act of Seller or any of his affiliates;

(ii) lawfully received by Seller from a third party without restriction on disclosure and without a breach by the third party of any obligation of confidentiality;

(iii) independently developed by Seller without use of any Proprietary Information, or

(iv) required to be disclosed by a court of competent jurisdiction;

provided, however, in the case of this clause (iv), the Purchaser is provided reasonable advance opportunity to seek in camera or other protection with respect to such disclosure.

VI. GENERAL PROVISIONS.

A. Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, to the address of the recipient set forth above, with a copy, in the case of the Purchaser, to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110-3333, Attn.: Daniel R. Avery, Esq.; or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next business day following its deposit with such courier service for next day delivery.

B. Remedies Upon Breach. It is acknowledged that any breach of this Agreement by Seller would cause the Purchaser irreparable damage and that in the event of such breach the Purchaser shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations of Seller hereunder.

C. No Waiver. Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any subsequent breach hereof.

D. Severability. The parties hereby agree that each provision hereof shall be treated as a separate and independent provision, and the unenforceability of any one provision shall in no way impair the enforceability of any other provision hereof. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent permitted by applicable law.

E. Governing Law; Consent To Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Each of the Purchaser and Seller hereby irrevocably consents that any legal action or proceeding against it or him under, arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement shall be brought solely in any state or federal court in the State of Washington of competent jurisdiction and venue shall lie in King County. Each party, by the execution and delivery of this Agreement, expressly and irrevocably consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis.

F. Assignment by Purchaser. The Purchaser shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Neither this Agreement nor the respective obligations hereunder may be assigned or delegated by Seller to any other person or entity.

G. Reasonableness of Provisions. Seller acknowledges and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets, goodwill and other assets of the Company which is being purchased by the Purchaser pursuant to the terms of the Purchase Agreement and further acknowledges and agrees that the restrictions set forth in this Agreement are reasonable as to time and scope.

H. Miscellaneous. This Agreement constitutes the entire agreement of Seller and the Purchaser with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Agreement shall be equally applicable to the singular and plural forms of the terms defined. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller therefrom shall be effective unless the same shall be in writing and signed by the Purchaser and Seller.

[Signatures Begin on the Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated opposite their signatures below, effective on the day and date first written above.

Date:
RAKESH KUMAR GARG, a married man dealing in community property, Seller

LONGTOP INTERNATIONAL INC., a corporation organized and operating under the laws of the State of Delaware, Purchaser

Date:	By:
Name:
Title:

Schedule 6.12 to

Limited Liability Company Interest Purchase Agreement

Copy of Satyam Contract Attached

Schedule 7.1(F)(ii)

Limited Liability Company Interest Purchase Agreement

Resignation, Termination and Release

MINECODE LLC

RESIGNATION, TERMINATION AND RELEASE

Pradyumna Kumar Samal

BY THESE PRESENTS, the undersigned seller and manager of Minecode LLC (the “company”), a Washington limited liability company operating under agreement dated January 1, 2005 (the “operating agreement”), hereby resigns all positions held with the company as manager, employee or agent, effective immediately following the close of business on                     , March     , 2007. The undersigned also terminate all contracts with the company, including any contracts between the company and any business, company, corporation, partnership or other entity in which the undersigned has any interest (his “affiliates”), effective as first set forth above. Nothing in this instrument is intended to limit seller’s activities pursuant to any employment, consulting or other agreement entered into between the company and seller pursuant to the Minecode LLC Limited Liability Company Interest Purchase Agreement dated February 14, 2007 (the “purchase agreement”) and closing documents thereunder, including but not limited to the consulting agreement between the company and seller.

Except as specifically set forth in the purchase agreement and closing documents thereunder, for value received the undersigned seller, on behalf of himself and his affiliates, further releases the company from any and all claims and liabilities of every kind and description, whether vested or contingent, known or unknown. Notwithstanding anything herein to the contrary, the undersigned and the company acknowledge and agree that this instrument shall be subject and subordinate in its entirety to, and shall not amend, waive or derogate from, the purchase agreement and the closing documents thereunder, and the foregoing release shall in no manner affect any rights or claims of the parties under the same

IN WITNESS WHEREOF, the undersigned has executed this instrument, effective immediately following the close of business on                     , March     , 2007

Date: March , 2007
PRADYUMNA KUMAR SAMAL, Seller

Waiver and limited release.

The undersigned company hereby waives any and all requirements that the resigning seller give notice of his resignation as manager and hereby accepts his resignation, effective as first set forth above. Except as specifically set forth in the purchase agreement and closing documents thereunder, for value received the undersigned company, on behalf of itself and its affiliates, further releases seller from any and all claims and liabilities of every kind and description, whether vested or contingent, known or unknown. Notwithstanding anything herein to the contrary, the undersigned and the company acknowledge and agree that this instrument shall be subject and subordinate in its entirety to, and shall not amend, waive or derogate from, the purchase agreement and the closing documents thereunder, and the foregoing release shall in no manner affect any rights or claims of the parties under the same.

MINECODE LLC, a limited liability company organized and operating under the laws of the State of Washington

	By:	LONGTOP INTERNATIONAL INC., a corporation organized and operating under the laws of the State of Delaware, its Manager

Date: March , 2007	By:
Name:
	Title:	Duly Authorized Agent and Representative

Schedule 7.1(F)(iii)

Limited Liability Company Interest Purchase Agreement

Consulting Agreement

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is entered into as of March     , 2007 by and between Minecode LLC, a Washington limited liability company (the “Company”), and Pradyumna Kumar Samal, a resident of the State of Washington (the “Consultant”). In consideration of and as a condition to Consultant’s consulting engagement with the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Scope of Work. Consultant hereby agrees to perform consulting and advisory services for the Company, as requested from time to time by the Company, upon the terms and conditions set forth in this Agreement, relating to (a) the transition of the Company’s Microsoft Business to its new owner; (b) strategic advice and services with respect such business, (c) the transition of new senior management into such business; or (d) other matters in furtherance of the foregoing (the “Services”), for a period of one (1) year following the date hereof, unless sooner terminated as set forth herein (the “Consulting Period”). The Services shall be provided on-site at the Company’s offices in Bellevue, Washington, or at customer or other locations in the Bellevue and/or Redmond areas. Consultant agrees that he shall provide Services for an average of 32 hours a week, for at least 48 weeks, during the Consulting Period. Consultant agrees to provide the Services to the best of his ability, and otherwise in a good workmanlike manner consistent with industry best practices and standards, and that the Services will be provided in accordance with all applicable laws. The Company acknowledges that Consultant has other business activities other than the Services (provided that such acknowledgement shall not derogate from any non-competition, non-disclosure or similar agreement between Consultant and the Company or its affiliates).

2. Compensation. In exchange for the full, prompt, and satisfactory performance of all Services to be rendered to the Company hereunder, the Company will pay the Consultant a total of $90,000, payable in 12 monthly installments of $7,500 each.

3. No Violation of Rights of Third Parties. Consultant represents that his performance of all the terms of this Agreement does not and will not breach any non-competition agreement or agreement to keep in confidence proprietary information, knowledge or data acquired by the Consultant in confidence or in trust prior to the date hereof, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

4. Termination. Either party may terminate this Agreement upon the breach of this Agreement by the other party, provided: (a) in the event of a Company breach, the Company is first given reasonable opportunity to cure such breach; and (b) in addition, the Company shall have the right, for any reason or no reason, to terminate this Agreement on thirty (30) days notice. Notwithstanding termination of this Agreement, the provisions set forth in Sections 3 and 4 shall survive.

5. Independent Contractor. Consultant is not, nor shall Consultant be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Consultant shall not be entitled to any benefits provided by Company to its employees (such as health and disability benefits). Consultant’s status and relationship to the Company is that of an independent contractor. Consultant is not an agent of the Company and is not authorized to bind or act on behalf of the Company, and nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Consultant shall be solely responsible for payment of all charges and taxes arising from his relationship to Company as a consultant.

6. Miscellaneous. The Services to be performed hereunder are personal and Consultant shall not assign his rights hereunder or delegate his obligations without the prior written consent of Company. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein shall be commenced and maintained only in any state or federal court located in the State of Washington, and both parties hereby submit to the jurisdiction and venue of any such court. This Agreement may not be modified or amended except in a writing executed by the duly authorized representatives of Company and Consultant. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

COMPANY:

MINECODE LLC

By:	Longtop International Inc., its Manager

By:
Name:
	Title:	Duly Authorized Agent and Representative

CONSULTANT:

Pradyumna Kumar Samal
Address:	14695 N.E. 16th Street
Bellevue, Washington 98007

Minecode LLC Mutual Release Agreement (continued)

Schedule 7.1(F)(iv)

Limited Liability Company Interest Purchase Agreement

Mutual Release Agreement

Minecode LLC Mutual Release Agreement (continued)

MINECODE LLC

MUTUAL RELEASE AGREEMENT

THIS AGREEMENT is made and entered into by and between: (i) Pradyumna Kumar Samal, Rakesh Kumar Garg and Manish Samadarshi Prasad (hereinafter each called “seller” and together called “sellers”); and (ii) Minecode LLC (hereinafter called “company”), a Washington limited liability company; effective at 12:01AM on the      day of March, 2007.

ARTICLE IX Recitals

A.	Purchase agreement. Sellers together agreed to sell all ten million (10,000,000) issued and outstanding units of the company to Longtop International Inc. (hereinafter called “purchaser”), a Delaware corporation, pursuant to the terms of the Limited Liability Company Interest Purchase Agreement dated February 14, 2007 (hereinafter called “purchase agreement”).

B.	Closing document. This agreement is a condition to purchaser’s obligation to close and a required closing document pursuant to Section 7.1 of the purchase agreement.

ARTICLE X Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter expressed, the parties hereto agree as follows:

1.	Mutual release. Except as otherwise specifically set forth in the purchase agreement and closing documents thereunder and Section 3, below, the parties mutually release one another from any and all claims and liabilities of every kind and description, whether vested or contingent, known or unknown, which in any way relate to or arise out of, or is alleged to relate to or arise out of, the ownership, management or operations of the company. Notwithstanding anything herein to the contrary, the undersigned acknowledge and agree that this instrument shall be subject and subordinate in its entirety to, and shall not amend, waive or derogate from, the purchase agreement and the closing documents thereunder, and the foregoing release shall in no manner affect any rights or claims of the parties under the same.

2.	Attorneys’ fees and costs. In any action at law or in equity to enforce any of the provisions or rights under this agreement, the unsuccessful party of such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees and costs incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees as shall be included in and as part of such judgment.

Minecode LLC Mutual Release Agreement (continued)

3.	Notices. All notices, requests, demands and other communications which are required or may be given under this agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) upon confirmation of receipt by fax by the party to be notified; (iii) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed to the last known address of the party to be notified; (iv) three (3) days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the last known address of party to be notified.

4.	No waiver. No waiver of any provision of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

5.	Integration and modification. This agreement, together with all attachments, constitutes the entire agreement between the parties pertaining to the subject matter contained herein, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying on any statement or representation, not embodied in this agreement, made by the other. No change shall be effective unless in writing and signed by both parties.

6.	Construction and venue. In the event of any conflict between the terms of this agreement and the terms of the purchase agreement and closing documents thereunder, the terms of the purchase agreement and closing documents thereunder shall supercede the conflicting provisions of this agreement, which shall be treated as void and of no effect whatsoever. The provisions of this agreement shall be interpreted and enforced in accordance with the laws of the State of Washington, and venue shall lie in King County. If a court of competent jurisdiction rules invalid or unenforceable any of the provisions of this agreement, the remainder shall nevertheless be given full force and effect. The captions are for convenience and reference only, and they shall not define, limit, or construe the contents of any provision. Except where the context indicates otherwise, words in the singular number shall include the plural, and vice versa, and words in the masculine, feminine, or neuter gender shall include each other gender as well.

7.	Benefit and burden. This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

8.	Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. As a matter of convenience, all executed signature pages may be attached to a single counterpart, which shall then constitute the original signed copy of this agreement.

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IN WITNESS WHEREOF, the parties have executed this agreement, effective on the day and date first set forth above.

Date: March , 2007
PRADYUMNA KUMAR SAMAL, a married man dealing in community property, Member

Date: March , 2007
RAKESH KUMAR GARG, a married man dealing in community property, Member

Date: March , 2007
MANISH SAMADARSHI PRASAD, a married man dealing in community property, Member

MINECODE LLC, a limited liability company organized and operating under the laws of the State of Washington

	By:	LONGTOP INTERNATIONAL INC, a corporation organized and operating under the laws of the State of Delaware, its Manager

Date: March , 2007	By:
Name:
	Title:	Duly Authorized Agent and Representative

Schedule 8.8 to

Limited Liability Company Interest Purchase Agreement

1.	Notices to the Members shall be to the respective addresses as set forth on Schedule A.

2.	Notices to the Purchaser shall be sent to the Purchaser at the address set forth in the preamble to the Agreement, with copies to each of:

Longtop International Inc.

Chuangxin Buildings, Tower A, 15th Floor

Xiamen Software Park

Xiamen, 361005

PRC

Attn.: Ms. Chen Ni

and

Goulston & Storrs, PC

400 Atlantic Avenue

Boston, MA 02110

USA

Attn: Daniel R. Avery, Esq.